Exhibit 99.01

Valero Chief Operating Officer Rich Marcogliese
to Retire at End of the Year

SAN ANTONIO—(BUSINESS WIRE)—Valero Energy Corporation (NYSE: VLO) today announced that Rich Marcogliese, Valero’s Executive Vice President and Chief Operating Officer, has decided to retire at the end of 2010.

Marcogliese, whose refining industry career has spanned more than 36 years, joined Valero from Exxon in 2000 when Valero purchased the Benicia refinery in California. Marcogliese later accepted upper-management positions at Valero’s San Antonio headquarters, culminating in his appointment as Chief Operating Officer in October 2007.

“Rich’s strong leadership ensured the successful integration of refineries into Valero’s system, starting with Benicia,” said Valero Chairman and CEO Bill Klesse. “During Rich’s tenure as head of Refining and Chief Operating Officer, he led implementation of advanced management systems to improve plant reliability, and he enhanced Valero’s leadership role in occupational safety though our commitment to Star Site certification under OSHA’s Voluntary Protection Program. Rich has also played a key role in the cost-efficiency efforts that have helped Valero’s operations return to profitability. Many Valero refineries are now in the first quartile in several categories of the Solomon refining benchmarking survey.”

Marcogliese also has headed Valero’s United Way corporate campaigns as well as overseen responsibilities for Valero’s sponsorship of the Texas Open golf tournament, which annually raises millions of dollars for children’s charities. He is a past chairman of the Western States Petroleum Association, and he currently serves on the boards of directors of the National Petrochemical and Refiners Association, the Witte Museum and the San Antonio Economic Development Foundation.

Marcogliese, a native of the Bronx, N.Y., is looking forward to retirement so he can spend more leisure time with his wife, Pat, his adult children, and his new granddaughter.

About Valero:
Valero Energy Corporation is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Its assets include 15 petroleum refineries with a combined throughput capacity of approximately 2.8 million barrels per day, 10 ethanol plants with a combined production capacity of 1.1 billion gallons per year, and a 50-megawatt wind farm. Valero is also one of the largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar and Beacon brands. Based in San Antonio, Valero is a Fortune 500 company with approximately 21,000 employees. Please visit www.valero.com for more information.

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